Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D/A filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

March 11, 2013	/s/ Frank C. Ingriselli
FRANK C. INGRISELLI

GLOBAL VENTURE INVESTMENTS LLC

/s/ Frank C. Ingriselli
	By:	FRANK C. INGRISELLI
	Its:	MANAGER